     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998



                                                      REGISTRATION NO. 333-11817

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-3

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------

                           UNION PLANTERS CORPORATION
             (Exact name of Registrant as specified in its charter)


                  TENNESSEE                                      62-0859007
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018

                                 (901) 580-6000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            E. JAMES HOUSE, JR, ESQ.
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018

                                 (901) 580-6495

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


================================================================================

PROSPECTUS

                           UNION PLANTERS CORPORATION
                               ------------------


                              AMENDED AND RESTATED

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


                    2,000,000 SHARES OF COMMON STOCK OFFERED

                         TO SHAREHOLDERS OF THE COMPANY

                               ------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                 BY THE SECURITIES AND EXCHANGE COMMISSION NOR
                 HAS THE COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


     Union Planters Corporation (the "Company") is offering by this Prospectus a maximum of 2,000,000 shares of its common stock, $5.00 par value (the "Common Stock"), for sale to shareholders of the Company in accordance with the terms and conditions of the Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the "Plan") set forth in this Prospectus.


     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

                               ------------------

                           IT IS SUGGESTED THAT THIS
                           PROSPECTUS BE RETAINED FOR
                               FUTURE REFERENCE.

                  THE DATE OF THIS PROSPECTUS IS JUNE 30, 1998

                       STATEMENT OF AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the Commission by addressing written requests for such copies to the Public Reference Section at the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities referred to above and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. Reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company has filed a registration statement with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the Company's Common Stock to be issued under the Plan. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Certain items have been omitted as permitted by the rules and regulations of the Commission.


     For further information regarding the Company and the Company's Common Stock offered by this Prospectus, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents previously filed by the Company with the Commission (except as otherwise indicated, under Commission File Number 1-10160) pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus:



          1. the Company's Annual Report on Form 10-K for the year ended December 31, 1997;



          2. the Company's Quarterly Report on Form 10-Q for the three (3) months ended March 31, 1998 and its amendment to such form on Form 10-QA;



          3. the Company's Current Reports on Form 8-K dated January 15, February 23, and April 16, 1998;



          4. the Company's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989 (Commission File Number 0-6919), in connection with the Company's designation and authorization of its Series A Preferred Stock; and



          5. the description of the Common Stock contained in the Company's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description; and

          6. the information included under the captions "BUSINESS OF UPC" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION" appearing on pages 57-67 of the Company's Registration Statement on Form S-4, No. 333-57145.



     The Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporates by reference specific portions of the Company's Annual Report to Shareholders for that year (the Company's "Annual Report to Shareholders" which is Exhibit 13 to said Form 10-K) but does not incorporate other portions of the Annual Report to Shareholders. The portion of the Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the Annual Report to Shareholders not specifically incorporated into the Annual Report on Form 10-K are not incorporated herein and are not a part of the Registration Statement.


     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of the Company's Common Stock offered hereby shall likewise be incorporated herein by reference and shall become a part hereof from and after the time such documents are filed. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, ON THE WRITTEN OR ORAL REQUEST OF EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED. THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO E. JAMES HOUSE, JR., SECRETARY, UNION PLANTERS CORPORATION, POST OFFICE BOX 387, MEMPHIS, TENNESSEE 38147, (901) 580-6584.

                                    SUMMARY


     The Company, a Tennessee corporation, is a multi-state bank holding company headquartered in Memphis, Tennessee. The Company's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 580-6000.



     The Company's Dividend Reinvestment and Stock Purchase Plan (the "Original Plan"), initially became effective in April, 1989. From time to time the Company has authorized additional shares to be sold under the Original Plan. On June 24, 1998, the Company amended and restated the Dividend Reinvestment and Stock Purchase Plan. This prospectus describes the Company's Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the "Plan"). All holders of record of the Company's Common Stock ("Shareholders") are eligible to join the Plan. The Plan offers Shareholders of the Company the opportunity to purchase additional shares of the Company's Common Stock at the prevailing market rate for such shares on the date of purchase without the expense of brokerage commissions, fees or service charges. Any cash dividends used to purchase additional shares will be reinvested on a quarterly basis if and when cash dividends are paid.



     Shares of Common Stock may also be purchased by participating shareholders ("Participants") with optional cash payments. Such optional payments may not be less than $100 per payment and may not total more than $2,000 per calendar quarter. Such payments will be accumulated during each quarter and used to purchase shares of Common Stock on the first business day of March, June, September and December.


     As set forth in the Plan, the Company may effect purchases under the Plan either by selling original issue shares of Common Stock to Participants or by purchasing shares of Common Stock on the open market for the accounts of Participants, or by a combination of such methods.


     A Shareholder may participate in the Plan, by completing an Authorization Card and returning it to Union Planters Bank, National Association, Corporate Trust Operations, 6200 Poplar Avenue, Suite 300, Memphis, Tennessee 38119.


                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The following, in question and answer form, constitutes the Plan that is offered by this Prospectus to holders of record of the Company's Common Stock. Those holders of the Company's Common Stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when paid, by check.

PURPOSE


     1. What is the purpose of the Plan? The purpose of the Plan is to provide owners of the Company's Common Stock with an attractive way of investing cash dividends and optional cash payments in shares of Common Stock, without payment of any brokerage commission, service charge or other expense by Participants. The Plan provides that the Company may elect to sell original issue shares of Common Stock to Participants. Therefore, the Company may, depending on whether or not it chooses to sell original issue shares, receive additional funds for its general corporate purposes. (See "Use of Proceeds" for further information regarding the use of the proceeds.) Alternatively, if the Company does not desire to increase the number of shares of Common Stock outstanding, the Plan provides that the Company may make open market purchases of shares of Common Stock for the accounts of Participants. The Company may, in its sole and absolute discretion, elect to use a combination of original issue shares and open market purchases.

     2. What are the advantages of the Plan?  The Participants in the Plan may:


        - Invest (i) cash dividends on all or less than all shares of the Company's Common Stock registered in their names and (ii) additional cash, up to specified limits, in Common Stock of the Company, without any charges for brokerage commissions or fees at the Formula Price or the Average Price (as described in No. 11 hereof).


        - Avoid cumbersome safekeeping requirements and recordkeeping costs through the free custodial service and reporting provisions of the Plan.

                                 PARTICIPATION

     3. Who is eligible to participate? All holders of the Company's Common Stock are eligible to participate in the Plan. Shareholders may participate with respect to less than all of their shares, in which case they should enter the number of shares as to which they wish to participate on the Authorization Card. Shareholders not wishing to participate in the Plan need take no action to elect not to participate.


     4. How does an eligible shareholder become a Participant? An eligible shareholder may join in the Plan by signing the Authorization Card and returning it to the Plan Administrator (as defined in No. 9 below). A postage-paid envelope is provided for this purpose. One Authorization Card is enclosed with this Prospectus and additional forms may be obtained at any time by written request to Union Planters Bank, National Association, Corporate Trust Operations, 6200 Poplar Avenue, Suite 300, Memphis, Tennessee 38119.


     5. When may a shareholder join the Plan? An eligible shareholder may join the Plan at any time.

     If an Authorization Card specifying reinvestment of dividends is received by the Plan Administrator five days before the record date established for payment of a particular dividend (the "Dividend Record Date"), reinvestment will commence with that dividend payment. If the Authorization Card is received after that date, the reinvestment of dividends through the Plan will begin with the next succeeding dividend.

     The dates on which dividends, if any, on the Company's Common Stock will be paid (the "Dividend Payment Dates") are expected to be approximately the third Friday of February, May, August and November. The Dividend Record Date for determining shareholders who receive dividends will probably precede the Dividend Payment Date by about two weeks.

     See Nos. 17 and 18 below for information concerning the investment of optional cash payments.

     6. What does the Authorization Card provide? The Authorization Card allows the Participant to indicate the manner of participation in the Plan by checking the appropriate box. A form of the Authorization Card is attached to the Prospectus as Exhibit A. The Participant may indicate whether he or she wishes to reinvest any cash dividends paid on all or some portion of the shares of the Company's Common Stock registered in the Participant's name. A Participant also has the option of purchasing additional shares of Common Stock with optional cash payments as well as with dividends, or a Participant may participate in the Plan by making optional cash payments only.

     Any dividends on all shares of Common Stock purchased for each Participant's account under the Plan, whether through dividend reinvestment or optional cash payments, will be automatically reinvested in additional shares of Common Stock, unless and until the Participant withdraws whole shares from the Plan. (See Nos. 16, 22 and 23, below.)

     7. What additional steps must a Participant take in order to invest any dividends received with respect to less than all of the shares of Common Stock held in his or her name? In order to facilitate the recordkeeping required by the Plan, shareholders wishing to invest only part of the dividends they receive may be required to deliver the certificates representing their shares to the Plan Administrator. Separate certificates would then be issued for those shares as to which any dividends are to be invested pursuant to the Plan, and separate certificates would be issued for those shares as to which the shareholder will continue to receive any dividends directly.

     8. May a Participant change the method of participation after enrollment? If a Participant elects to participate only in the optional cash payment feature but later decides to enroll in the dividend reinvestment feature, an additional Authorization Card must be executed and returned to the Plan Administrator (as described in Nos. 4 and 6 above). If a Participant elects to participate through the reinvestment of dividends on a specified portion of the shares registered in the Participant's name, but later decides either to participate with respect to a different portion of the shares registered in the Participant's name or to participate in the optional cash payment feature only, the Participant must notify the Plan Administrator in writing to that effect, but such notification must be received no later than fifteen (15) days before a particular Dividend Record Date in order to make the Participant's new instructions effective with respect to reinvestment of that dividend. (See No. 21 below.)


     9. Who administers the Plan for Participants? Union Planters Bank, National Association, Corporate Trust Operations (the "Plan Administrator"), administers the Plan for Participants, arranges for the custody of share certificates, keeps records, sends statements of account to Participants and performs other administrative duties relating to the Plan. Shares of Common Stock purchased under the Plan will be held by the Plan Administrator and registered in the name of a nominee as agent for the Participants in the Plan.


                                     COSTS

     10. Are there any expenses to Participants in connection with purchases under the Plan? No. Participants will incur no brokerage commissions, fees, safekeeping costs or service charges for the purchases made under the Plan. All costs of the administration of the Plan will be paid by the Company. (See No. 23 below concerning the liquidation of fractional interests.)

                                   PURCHASES


     11. What will be the price of shares of Common Stock purchased under the Plan? If the Company elects to sell original issue shares to Participants, the price at which shares of the Company's Common Stock will be sold to them will be based on a price (the "Formula Price") which is (a) the mean between the highest and lowest selling prices of the Company's Common Stock as reported on the New York Stock Exchange (the "NYSE") on the Dividend Payment Date in the case of purchases with reinvested dividends and/or on the Investment Date (as defined in No. 14 below) in the case of purchases with optional cash payments, or (b) if shares of the Company's Common Stock are not traded on such dates, the "fair market value for tax purposes" of the shares (as defined in No. 26 below). Purchases with reinvested cash dividends and purchases with optional cash payments will be at a price equal to 100% of the Formula Price. No purchases of original issue shares may be made in the event that the Formula Price is less than the par value of the Company's Common Stock ($5.00 per share).

     In the event that the Company elects to purchase shares in the open market for the accounts of Participants, such purchases will be made at prevailing open market prices, and the price to each Participant's account will be 100% of the average price of all shares so purchased (the "Average Price"). (See No. 13 below.)



     12. How many shares of Common Stock will be purchased for Participants? If you become a Participant in the Plan, the number of shares to be purchased depends on the amount of your dividends, your total optional cash payments, or both, and on the Formula Price or Average Price of the Common Stock. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount invested, divided by the purchase price per share.



     13. Will all shares of Common Stock purchased under the Plan be original issue shares? The Company may either issue as many original issue shares of its Common Stock as the dividends and optional cash payments of Participants will purchase, or the Company may direct the Plan Administrator or an independent purchasing agent of its choosing to purchase all of such shares on the open market for the accounts of Plan Participants, subject to applicable regulatory restrictions, or the Company may employ a combination of such methods.



     14. If the Company elects to sell original issue shares to Participants, when will such shares of Common Stock be purchased under the Plan? On the first business day of each March, June, September and December (the "Investment Date"), any uninvested optional cash payments which have been received from a Participant prior to five days before the Investment Date will be used to purchase additional shares of Common Stock for the Participant. Any cash dividends on shares of Common Stock will be applied to the purchase of additional shares of Common Stock on the Dividend Payment Date. Participants will become owners of the shares purchased for them under the Plan on the Dividend Payment Date (in the case of purchases with reinvested dividends) and on the Investment Date (in the case of purchases with optional cash payments) on which such shares are purchased; however, for Federal income tax purposes, the holding period will commence on the day following either the Dividend Payment Date in the case of purchases with reinvested dividends or the Investment Date in the case of purchases with optional cash payments. (See No. 26 below.)


     15. If the Company elects to make open market purchases for the Plan, when will such shares of Common Stock be purchased? Shares will normally be purchased in the open market on the Investment Date in the case of purchases with optional cash payments and on the Dividend Payment Date in the case of purchases with reinvested dividends, subject to applicable regulatory restrictions on such purchases. Participants will become the owners of shares purchased for their account under the Plan on such dates.

     16. Will certificates be issued for shares of Common Stock under the Plan? Unless otherwise requested by a participant in writing, certificates for shares of Common Stock purchased under the Plan will be held by a nominee for the benefit of Plan Participants. The number of shares purchased for each Participant's account under the Plan will be shown on a statement of account. This feature protects against loss, theft or destruction of stock certificates.

     Certificates representing fractional shares will not be issued under any circumstances. Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued without charge upon the Participant's written request. (See No. 22 below for instructions on certificate issuance.) Any such whole shares may be withdrawn from the Plan. If the Participant remains in the Plan, any other whole shares, and any fractional shares, credited to the Participant's account will continue to be so credited.

     Shares credited to the account of a Participant under the Plan may not be pledged as collateral security for a loan or other obligation of a Participant. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in the Participant's name and must receive such certificates before any such pledge may be made.

     17. Who will be eligible to make optional cash payments? Shareholders of the Company who have submitted a signed Authorization Card are eligible to make optional cash payments at any time. The Company will apply any optional cash payment received five days before an Investment Date to the purchase on that Investment Date of shares of Common Stock for the account of the Participant. Any optional cash payments received less than five days before an Investment Date will be invested on the next succeeding Investment Date.


     An initial optional cash payment may be made by a Participant when enrolling by enclosing a check or money order with the Authorization Card. Checks or money orders should be made payable to "UPB, Dividend Plan Administrator", and returned along with the Authorization Card in the envelope provided. Thereafter, optional cash payments may be made at any time by sending them to Union Planters Bank, National Association, Corporate Trust Operations, 6200 Poplar Avenue, Suite 300, Memphis, Tennessee 38119. Participants should include their Plan account number on the check or money order and in any other correspondence with respect to the Plan. While optional cash payments may be made at any time, the Company recommends that they be sent so as to be received at least 10 days before an Investment Date. No interest will be paid on such payments. A Participant may obtain the return of any optional cash payment at any time prior to five days before the Investment Date.



     18. What are the limitations on making optional cash payments? The option to make cash payments is available at any time. The same amount of money need not be sent each quarter and Participants are under no obligation to make an optional cash payment in any quarter. Any optional cash payments made must not be less than $100 per payment nor may payments on behalf of any owner aggregate more than $2,000 in any calendar quarter.


REPORTS TO PARTICIPANTS

     19. What kind of reports will be sent to Participants in the Plan? As soon as practicable after each share purchase, Participants will receive a statement of account showing the total number of shares held in their account, the amount invested, the number of shares purchased, the price per share and the date of purchase. In addition, each Participant will receive copies of the Company's annual and quarterly reports to shareholders, proxy statements, and information for income tax reporting purposes.

DIVIDENDS

     20. Will Participants be credited with any dividends on shares held in their account under the Plan? Yes. The Plan Administrator will receive any dividends for all shares held in the Plan, and will credit such dividends pro rata to each Participant's account. Such dividends will be automatically reinvested in additional shares of Common Stock.

DISCONTINUANCE OF DIVIDEND REINVESTMENT

     21. How does a Participant discontinue the reinvestment of dividends under the Plan? A Participant may discontinue the reinvestment of dividends under the Plan on all or part of the shares with respect to which he or she has elected to participate in the Plan by notifying the Plan Administrator in writing to that effect. To be effective for any given Dividend Payment Date, notice of withdrawal must be received 15 days before the Dividend Record Date. Any notice of withdrawal received less than 15 days prior to a Dividend Record Date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant's Plan account. Automatic reinvestment of dividends on shares held in a Participant's Plan account may be ended only by withdrawing the shares from the Plan account. (See Nos. 22 and 23, below.)

     Options open to Participants who wish to discontinue participation are: (a) total or partial withdrawal from the automatic dividend reinvestment feature, while continuing to participate in the optional cash payment feature, or (b) partial withdrawal from the automatic dividend reinvestment feature without continuing to participate in the optional cash payment feature, or (c) complete withdrawal from the Plan (dividend reinvestment and optional cash payments). In the event that a Participant withdraws from the automatic dividend reinvestment portion of the Plan without withdrawing from the optional cash payment feature, dividends on shares which are held in the Participant's account will continue to be reinvested until the Participant withdraws from both the automatic dividend reinvestment and the optional cash payment features of the Plan.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS


     22. How may a Participant withdraw shares purchased under the Plan? A shareholder who has purchased shares of the Company's Common Stock under the Plan may withdraw all or a portion of such shares from his or her account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. This notice should be mailed to:
Union Planters Bank, National Association, Corporate Trust Operations, 6200 Poplar Avenue, Suite 300, Memphis, Tennessee 38119. Certificates for whole shares of Common Stock so withdrawn will be registered in the name of and issued to the Participant. In no case will certificates representing fractional shares be issued. Any notice of withdrawal received less than 15 days prior to a Dividend Record Date will not be effective until any dividends paid on the Dividend Payment Date have been reinvested and the shares credited to the Participant's Plan account, otherwise, the date of receipt is the effective date.


     23. What happens to any fractional shares when a Participant withdraws all shares from the Plan? In lieu of a certificate for any fractional share, a Participant will receive cash in an amount equal to the closing price per share of the Common Stock on the last trading date prior to the effective date of the withdrawal multiplied by the fractional interest. The amount of cash for any fractional share, together with a certificate for all whole shares, will be mailed directly to the withdrawing Participant by the Plan Administrator.

     24. How may a Participant transfer shares held in his or her account under the Plan? A Participant who wishes to transfer shares held in the Participant's account under the Plan must first withdraw those shares from the Plan, following the procedure set out in No. 22 above. Upon receipt of certificates for such shares, the Participant may then transfer such shares.

     25. What happens when a Participant who is reinvesting cash dividends on all or part of the shares registered in the Participant's name sells or transfers a portion of such shares? If a Participant who is reinvesting any cash dividends on all or part of the shares of Common Stock registered in his or her name disposes of a portion of those shares with respect to which he or she is participating in the Plan, the Company will continue to reinvest the dividends on the remainder of such Participant's shares. Reinvestment of dividends on the shares disposed of will be governed by the directions of the new record owner.

     If a Participant disposes of all shares of the Company's Common Stock registered in his or her name, the Plan Administrator will, unless the Participant also withdraws all shares held in his or her account under the Plan, continue to reinvest the dividends on the shares held in his or her Plan account.

FEDERAL INCOME TAX CONSEQUENCES


     26. What are the federal income tax consequences of Participation in the Plan? The amount of the distribution for federal income tax purposes is the "fair market value" as of the Dividend Payment Date or the Investment Date of shares purchased for a Participant with reinvested dividends or optional cash payments. The "fair market value for tax purposes" of the shares is the mean between the highest and lowest selling prices of the Company's Common Stock as reported on the New York Stock Exchange for the Dividend Payment Date (in the case of purchases with reinvested dividends) or the Investment Date (in the case of purchases with optional cash payments). If the shares are not traded on such dates, their "fair market value for tax purposes" is the weighted average of the means between the highest and lowest selling prices on the nearest trading dates before and after such dates.


     In the case of purchases with reinvested dividends on the open market, the amount of the distribution to a Participant for federal income tax purposes will be the total amount paid by the Company for such shares, including any brokerage commission paid by the Company.

     In the case of shares purchased on the open market with optional cash payments, the Company will pay any brokerage commission. Any such brokerage commission paid by the Company will be deemed a distribution by the Company to the Participant.

     To the extent distributions by the Company to its shareholders are treated as made from the Company's earnings and profits, the distributions will be dividends taxable as ordinary income. The Company has sufficient earnings and profits that Participants can expect that the full amount of any distribution under the Plan will be taxable as dividends.

     The full amount of the distribution will be eligible, in the case of corporate shareholders, for the 70% dividends received deduction available under the Internal Revenue Code of 1986, as amended.


     In the case of foreign or other shareholders whose taxable income under the Plan is subject to federal income tax withholding, the Company will make reinvestments net of the amount of tax required to be withheld. Regular statements of account confirming purchases made for such Participants will indicate the amount of any tax withheld.



     The basis, for federal income tax purposes, of any original issue shares acquired through the Plan will be their "fair market value for tax purposes" as of the Investment Date for any purchases made with optional cash payments, and their "fair market value for tax purposes" as of the Dividend Payment Date for any purchases made with reinvested dividends. The basis, for federal income tax purposes, of shares purchased on the open market will be their purchase price plus any brokerage commission paid by the Company.



     The holding period for shares acquired through the Plan will begin on the day after the Investment Date for purchases made with optional cash payments, or the day after the Dividend Payment Date for purchases made with reinvested dividends.


     The Company is not seeking a letter ruling from the Internal Revenue Service, or an opinion of counsel, regarding the federal income tax consequences of the Plan.

     The foregoing summarizes the federal income tax consequences of the Plan to Participants, and does not include a discussion of state and local income tax consequences (if any) of participation in the Plan and does not purport to address the particular circumstances of individual Participants. Participants should consult their own tax advisors for further information with regard to the federal, state and local tax consequences of their participation in the Plan.


OTHER INFORMATION


     27. What happens if the Company has a Common Stock rights offering, issues a stock dividend or declares a stock split? Participation in any rights offering will be based upon both the shares registered in Participants' names and the shares (including fractional interests) credited to the Participants' Plan accounts. Any stock dividend or shares resulting from stock splits with respect to whole shares and fractional interests credited to the Participants' Plan accounts will be credited to such accounts.

     28. How will a Participant's Plan shares be voted at a meeting of shareholders? All shares of Common Stock credited to the Participant's account under the Plan will be voted as the Participant directs. If on the record date for a meeting of shareholders there are shares credited to the Participant's account under the Plan, the Participant will be sent the proxy material for such meeting. When the Participant returns an executed proxy in a timely fashion, it will be voted with respect to all shares credited to the Participant. If the Participant prefers, all such shares may be voted in person rather than by proxy.


     29. What is the responsibility of the Plan Administrator? Union Planters Bank, National Association, Corporate Trust Operations is the Plan Administrator. All communications regarding the Plan should be addressed to Union Planters Bank, National Association, Corporate Trust Operations, 6200 Poplar Avenue, Suite 300, Memphis, Tennessee 38119. The telephone number of the Plan Administrator is (901) 580-6960.


     The Plan Administrator receives any dividend payments and optional cash payments for Participants, invests such amounts in additional shares of the Company's Common Stock, maintains continuing records of each Participant's account, and advises Participants as to all transactions in, and the status of, their accounts. The Plan Administrator acts in the capacity of agent for the Participants.

     All notices from the Plan Administrator to a Participant will be addressed to the Participant at his or her last address of record with the Plan Administrator. The mailing of a notice to a Participant's last address of record will satisfy the Plan Administrator's duty of giving notice to such Participant. Therefore, Participants should promptly notify the Plan Administrator in writing of any change of address.

     Neither the Plan Administrator, the Participants' nominee or nominees, nor the Company shall have any liability for actions taken or omitted in good faith pursuant to the Plan including, without limitation, any claim for liability arising out of failure to terminate a Participant's account upon such Participant's death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

     The Participant should recognize that neither the Company nor the Plan Administrator can provide any assurance that shares of Common Stock purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

     30. What laws govern the Plan? All transactions in connection with the Plan, including the optional cash payments feature, are governed by the laws of the State of Tennessee. The registration of original issue shares, if any, will be governed by the Securities Act of 1933, as amended, and the securities laws of the states in which Participants reside.

     31. May the Plan be extended, changed or discontinued? While the Company currently expects to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time and for any reason. It also reserves the right to modify and interpret the Plan at any time and for any reason. Participants will be notified of any such suspension or termination, and of any modification which materially affects their rights under the Plan.

                                USE OF PROCEEDS

     The net proceeds from the sale of shares of original issue Common Stock will be used for general corporate purposes, including the Company's working capital needs, possible additional contributions to the capital of the Company's subsidiaries, possible acquisitions of other financial institutions or their assets, possible acquisitions of, or investments in, other businesses of a type eligible for bank holding companies and possible reduction of outstanding indebtedness of the Company. Pending such use, the Company may temporarily invest the net proceeds in investment-grade securities. The Company, from time to time, may engage in additional capital financings of a character and in amounts to be determined by the Company in light of its needs at such time or times and in light of prevailing market conditions.

                                    EXPERTS


     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Union Planters Corporation for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS


     The validity of the shares of the Company's Common Stock offered hereby will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of the Company. E. James House, Jr. is an officer of, and receives compensation from the Company.


             INDEMNIFICATION OF OFFICERS, DIRECTORS AND AFFILIATES
                         FOR SECURITIES ACT LIABILITIES

     Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act authorize a corporation to provide for the indemnification of corporate officers, directors, employees and agents in certain circumstances, which circumstances could include indemnification for expenses and liabilities incurred in connection with claims arising under the Securities Act of 1933, as amended. The Company's Charter and Bylaws have adopted the provisions of Tennessee law to their fullest extent.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses, other than underwriting or broker-dealer fees, discounts and commissions, in connection with the offering are as follows:


  Printing and Engraving Expenses.............................  $10,000
  Legal Fees and Expenses.....................................    5,000
  Accounting Fees and Expenses................................    5,000
  Blue Sky Fees and Expenses..................................    5,000
  Miscellaneous...............................................    3,500
            Total.............................................  $28,500
                                                                =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Charter of the Registrant provides as follows:

        TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

        To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

     The Bylaws of the Registrant provide as follows:

        Article V, INDEMNIFICATION:

        The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.


     Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

     A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect or (iii) a vote of the shareholders.

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity as such resulted in liability and the Registrant fails to reimburse such director or officer pursuant to the terms set forth above, or to the Registrant, in the event it has indemnified the director or officer and made such payments. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Exchange Act and acts within the scope of the Pension Reform Act of 1974.

ITEM 16.  EXHIBITS.


  EXHIBIT
  NUMBER                                  DESCRIPTION
  -------                                 -----------
     3        --  Restated Charter of the Company (incorporated by reference to Exhibit 3(a) to the Quarterly Report on Form 10-Q of UPC
                  for the fiscal quarter ended March 31, 1998).
     4        --  Articles Sixth, Eighth, Ninth, Tenth and Fourteenth of the
                  Charter of Union Planters Corporation defining the rights of holders of shares of the Company's Common Stock
                  (incorporated by reference to the description of the
                  Company's Common Stock contained in the Company's
                  Registration Statement under Section 12(b) of the Exchange
                  Act and any amendments or supplements thereto).
     5        --  Form of Opinion of E. James House, Jr. regarding the
                  legality of the Common Stock to be offered.
    23(a)     --  Consent of Price Waterhouse LLP.
    23(b)     --  Consent of E. James House, Jr., Secretary and Manager of the
                  Legal Department of Union Planters Corporation (included in
                  Exhibit 5).
    24        --  Power of Attorney (included on the signature page to this
                  Registration Statement).
    99        --  Form of Authorization Card


ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes: (1) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and


          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


provided, however, that paragraphs (3)(i) and (3)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 24th day of June, 1998.


                                          UNION PLANTERS CORPORATION

                                          By: /s/ BENJAMIN W. RAWLINS, JR.
                                            ------------------------------------
                                            Benjamin W. Rawlins, Jr.
                                            Chairman of the Board and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints E. James House, Jr. and M. Kirk Walters, or either of them, his true and lawful attorneys in fact and agents, with full power in any and all capacities, to sign any and all amendments and supplements to this Registration Statement and any registration statement or amendment thereto that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file such registration statements, amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys in fact and agents, and unto each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                          NAME                                      CAPACITY                  DATE
                          ----                                      --------                  ----

              /s/ BENJAMIN W. RAWLINS, JR.               Chairman of the Board, Chief     June 24, 1998
  -----------------------------------------------------    Executive Officer, Director
                Benjamin W. Rawlins, Jr.                   (Principal Executive Officer)

                  /s/ JACKSON W. MOORE                   President, Chief Operating       June 24, 1998
  -----------------------------------------------------    Officer, Director
                    Jackson W. Moore

                   /s/ JOHN W. PARKER                    Executive Vice President and     June 24, 1998
  -----------------------------------------------------    Chief Financial Officer
                     John W. Parker                        (Principal Financial Officer)

                          NAME                                      CAPACITY                  DATE
                          ----                                      --------                  ----

                   /s/ M. KIRK WALTERS                   Senior Vice President,           June 24, 1998
  -----------------------------------------------------    Treasurer and Chief
                     M. Kirk Walters                       Accounting Officer

                                                         Director
  -----------------------------------------------------
                    Albert M. Austin

                   /s/ MARVIN E. BRUCE                   Director                         June 24, 1998
  -----------------------------------------------------
                     Marvin E. Bruce

                   /s/ GEORGE W. BRYAN                   Director                         June 24, 1998
  -----------------------------------------------------
                     George W. Bryan

                  /s/ JAMES E. HARWOOD                   Director                         June 24, 1998
  -----------------------------------------------------
                    James E. Harwood

                  /s/ PARNELL S. LEWIS                   Director                         June 24, 1998
  -----------------------------------------------------
                    Parnell S. Lewis

                 /s/ C.J. LOWRANCE, III                  Director                         June 24, 1998
  -----------------------------------------------------
                   C.J. Lowrance, III

                 /s/ STANLEY D. OVERTON                  Director                         June 24, 1998
  -----------------------------------------------------
                   Stanley D. Overton

                                                         Director
  -----------------------------------------------------
                   Dr. V. Lane Rawlins

                  /s/ DONALD F. SCHUPPE                  Director                         June 24, 1998
  -----------------------------------------------------
                    Donald F. Schuppe

                   /s/ DAVID M. THOMAS                   Director                         June 24, 1998
  -----------------------------------------------------
                     David M. Thomas

                                                         Director
  -----------------------------------------------------
                Richard A. Trippeer, Jr.

                                                         Director
  -----------------------------------------------------
                    Spence L. Wilson